Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

SHUFFLE MASTER, INC.

The undersigned, the Chief Executive Officer of Shuffle Master, Inc., a Minnesota corporation (the “Company”), does hereby certify that, effective as of the 16th day of March, 2004, the following resolution was adopted by the Board of Directors of the Company in accordance with the applicable provisions of Minnesota Statues:

Resolution Amending Articles of Incorporation

RESOLVED, that the undersigned, the members of the Board of Directors of the Company, pursuant to Minnesota Statutes Section 302A.402, hereby consent that Section 4:01 of Article IV of the amended Articles of Incorporation be amended by deleting it in full and inserting in its place the following Article IV, Section 4:01:

“Article IV

4.01 Number of Shares. The aggregate number of shares of Common Stock which this Company has the authority to issue is one hundred one million two hundred fifty thousand (101,250,000) shares, each with One Cent ($.01) par value. Such shares shall consist of one class and series of voting Common Stock (except for 337,606 shares of Class A Preferred Stock) with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 4:02 of these Articles of Incorporation.”

FURTHER RESOLVED, that the amendment of the amended Articles of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains un-issued after the division or combination exceeding the percentages of authorized shares that were un-issued before the division or combination; and

FURTHER RESOLVED, that the Chief Executive Officer, President, or Secretary of the Company is hereby authorized and directed to execute a Certificate of Amendment attesting to the adoption of the foregoing amendment and to cause such Certificate of Amendment to be filed in the office of the Secretary of State of the State of Minnesota.

IN WITNESS WHEREOF, I have hereto subscribed my name this 24th day of March, 2004.

/s/ Mark Yoseloff
Mark L. Yoseloff
Chief Executive Officer